EXHIBIT 4.3

GUARANTEE

This Guarantee, dated as of September 10, 2007, is made by Delphax Technologies Inc., a Minnesota corporation (the “Guarantor”), for the benefit of Wells Fargo Financial Corporation Canada (with its participants, successors and assigns, the “Lender”).

The Lender and Delphax Technologies Canada Limited, a corporation organized under the laws of the Province of Ontario (the “Borrower”), are parties to a Credit and Security Agreement of even date herewith (as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”) pursuant to which the Lender may make advances and extend other financial accommodations to the Borrower.

As a condition to extending such credit to the Borrower, the Lender has required the execution and delivery of this Guarantee.

ACCORDINGLY, the Guarantor, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees as follows:

1. Definitions. All terms defined in the Credit Agreement that are not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2. Indebtedness Guaranteed. The Guarantor hereby absolutely and unconditionally guarantees to the Lender the full and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of (i) the Indebtedness (as defined in the Credit Agreement) and (ii) each and every other sum now or hereafter owing to the Lender by the Borrower in connection with the Credit Agreement or any Loan Document, including but not limited to, debts, liabilities and obligations arising out of loans, credit transactions, financial accommodations, discounts, purchases of property or other transactions with the Borrower or for the Borrower’s account or out of any other transaction or event, owed to the Lender or owed to others by reason of participations granted to or interests acquired or created for or sold to them by the Lender, in each case whether now existing or hereafter arising, whether arising directly in a transaction or event involving the Lender or acquired by the Lender from another by purchase or assignment or as collateral security, whether owed by the Borrower as drawer, maker, endorser, accommodation party, guarantor, principal, surety or as a member of any partnership, syndicate, association or group or in any other capacity, whether absolute or contingent, direct or indirect, primary or secondary, sole, joint, several or joint and several, secured or unsecured, due or not due, contractual, tortious or statutory, liquidated or unliquidated, arising by agreement or imposed by law or otherwise (all of said sums being hereinafter called the “Guaranteed Indebtedness”).

3. Indemnity. As an original and independent obligation under this Guarantee, the Guarantor shall: (a) indemnify the Lender and keep the Lender indemnified against any cost, loss, expense or liability of whatever kind resulting from the failure by the Borrower to make due and punctual payment of any of the Guaranteed Indebtedness or resulting from any of the Guaranteed Indebtedness being or becoming void, voidable, unenforceable or ineffective against the

Borrower (including, but without limitation, all legal and other costs, charges and expenses incurred by the Lender, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guarantee); and (b) pay on demand the amount of such cost, loss, expense or liability whether or not the Lender has attempted to enforce any rights against the Borrower or any other person or otherwise.

4. Guarantor’ Representations and Warranties. The Guarantor represents and warrants to the Lender that (i) the Guarantor is a corporation, duly organized and existing in good standing under the laws of Minnesota and has full power and authority to make and deliver this Guarantee; (ii) the execution, delivery and performance of this Guarantee by the Guarantor has been duly authorized by all necessary action of its directors and shareholders and does not and will not violate the provisions of, or constitute a default under, any currently applicable law or its Constituent Documents or any agreement currently binding on it, except where its violation or default would not have a Material Adverse Effect on its ability to fulfill its obligations hereunder; (iii) this Guarantee has been duly executed and delivered by an authorized Officer of the Guarantor and constitutes its lawful, binding and legally enforceable obligation; and (iv) the authorization, execution, delivery and performance of this Guarantee does not require notification to, registration with, or consent or approval by, any federal, provincial, state or local regulatory body or administrative agency. The Guarantor represents and warrants to the Lender that the Guarantor has a direct and substantial economic interest in the Borrower and expects to derive substantial benefits therefrom and from any loans, credit transactions, financial accommodations, discounts, purchases of property and other transactions and events resulting in the creation of the Guaranteed Indebtedness guarantied hereby, and that this Guarantee is given for a corporate purpose.

5. Unconditional Nature. No act or thing need occur to establish the Guarantor’ liability hereunder, and no act or thing, except full payment and discharge of all of the Guaranteed Indebtedness, shall in any way exonerate the Guarantor hereunder or modify, reduce, limit or release the Guarantor’ liability hereunder. This is an absolute, unconditional and continuing guaranty of payment of the Guaranteed Indebtedness and shall continue to be in force and be binding upon the Guarantor, whether or not all of the Guaranteed Indebtedness is paid in full.

6. Dissolution or Insolvency of Guarantor. The dissolution or adjudication of bankruptcy of the Guarantor shall not revoke this Guarantee. If the Guarantor shall be dissolved or shall be or become insolvent (however defined), then the Lender shall have the right to declare immediately due and payable, and the Guarantor will forthwith pay to the Lender, the full amount of all of the Guaranteed Indebtedness whether due and payable or unmatured. If the Guarantor voluntarily commences or there is commenced involuntarily against the Guarantor a case under the United States Bankruptcy Code, the full amount of all Guaranteed Indebtedness, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

7. Subrogation, Etc. The Guarantor hereby waives all rights that the Guarantor may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from the Borrower or from any property of the Borrower any sums paid under this Guarantee. The Guarantor will not exercise or enforce any right of contribution to recover any such sums from any person who is a co-obligor with the Borrower or a guarantor or surety of the Guaranteed Indebtedness or from any property of any such person until all of the Guaranteed Indebtedness shall have been fully paid and discharged.

8. Enforcement Expenses. The Guarantor will pay or reimburse the Lender for all costs, expenses and reasonable attorneys’ fees paid or incurred by the Lender in endeavoring to collect and enforce the Guaranteed Indebtedness and in enforcing this Guarantee.

9. Lender’s Rights. The Lender shall not be obligated by reason of its acceptance of this Guarantee to engage in any transactions with or for the Borrower. Whether or not any existing relationship between the Guarantor and the Borrower has been changed or ended and whether or not this Guarantee has been revoked, the Lender may enter into transactions resulting in the creation or continuance of the Guaranteed Indebtedness and may otherwise agree, consent to or suffer the creation or continuance of any of the Guaranteed Indebtedness, without any consent or approval by the Guarantor and without any prior or subsequent notice to the Guarantor. The Guarantor’ liability shall not be affected or impaired by any of the following acts or things (which the Lender is expressly authorized to do, omit or suffer from time to time, both before and after revocation of this Guarantee, without consent or approval by or notice to the Guarantor): (i) any acceptance of collateral security, guarantor, accommodation parties or sureties for any or all of the Guaranteed Indebtedness; (ii) one or more extensions or renewals of the Guaranteed Indebtedness (whether or not for longer than the original period) or any modification of the interest rates, maturities, if any, or other contractual terms applicable to any of the Guaranteed Indebtedness or any amendment or modification of any of the terms or provisions of any loan agreement or other agreement under which the Guaranteed Indebtedness or any part thereof arose; (iii) any waiver or indulgence granted to the Borrower, any delay or lack of diligence in the enforcement of the Guaranteed Indebtedness or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any of the Guaranteed Indebtedness; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, the Borrower or any Guarantor or other person liable in respect of any of the Guaranteed Indebtedness; (v) any release, surrender, cancellation or other discharge of any evidence of the Guaranteed Indebtedness or the acceptance of any instrument in renewal or substitution therefor; (vi) any failure to obtain collateral security (including rights of setoff) for the Guaranteed Indebtedness, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security; (vii) any collection, sale, lease or disposition of, or any other foreclosure or enforcement of or realization on, any collateral security; (viii) any assignment, pledge or other transfer of any of the Guaranteed Indebtedness or any evidence thereof; (ix) any manner, order or method of application of any payments or credits upon the Guaranteed Indebtedness; and (x) any election by the Lender under Section 1111(b) of the United States Bankruptcy Code. The Guarantor waive any and all defenses and discharges available to a surety, Guarantor or accommodation co-obligor.

10. Enforcement of Remedies. The liability of the Guarantor hereunder shall be primary and direct and not conditional or contingent upon the enforceability of any Obligation, the solvency of the Borrower or any other Person, any Obligation or circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guaranty or the pursuit by Lender of any remedies it may have against the Borrower or any other Person. The obligations of Guarantor hereunder shall not in any way be affected by any action taken or not taken by Lender, which action or inaction is hereby consented and agreed to by Guarantor, or by the partial or complete unenforceability or invalidity of any other guaranty or surety agreement, pledge, assignment, lien or other security interest or security for any of the Guaranteed Indebtedness or of the value, genuineness, validity or enforceability of the Collateral or any of the Guaranteed Indebtedness.

11. Waivers by Guarantor. The Guarantor waives any and all defenses, claims, setoffs and discharges of the Borrower, or any other obligor, pertaining to the Guaranteed Indebtedness, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Guarantor will not assert, plead or enforce against the Lender any defence of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other person liable in respect of any of the Guaranteed Indebtedness, or any setoff available against the Lender to the Borrower or any other such person, whether or not on account of a related transaction. The Guarantor expressly agrees that the Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing the Guaranteed Indebtedness, whether or not the liability of the Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, amalgamation, arrangement, composition or readjustment of, or other similar event or proceeding affecting, the Borrower or any of its assets. The Guarantor will not assert, plead or enforce against the Lender any claim, defence or setoff available to the Guarantor against the Borrower. The Guarantor waive presentment, demand for payment, notice of dishonor or nonpayment and protest of any instrument evidencing the Guaranteed Indebtedness. The Lender shall not be required first to resort for payment of the Guaranteed Indebtedness to the Borrower or other persons, or their properties, or first to enforce, realize upon or exhaust any collateral security for the Guaranteed Indebtedness, before enforcing this Guarantee.

12. If Payments Set Aside, etc. If any payment applied by the Lender to the Guaranteed Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Guaranteed Indebtedness to which such payment was applied shall for the purpose of this Guarantee be deemed to have continued in existence, notwithstanding such application, and this Guarantee shall be enforceable as to such Guaranteed Indebtedness as fully as if such application had never been made.

13. Additional Obligation of Guarantor. The Guarantor’ liability under this Guarantee is in addition to and shall be cumulative with all other liabilities of the Guarantor to the Lender as Guarantor, surety, endorser, accommodation co-obligor or otherwise of any of the Guaranteed Indebtedness or obligation of the Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14. Financial Information. The Guarantor will deliver to the Lender all financial information concerning the Guarantor required to be delivered under the Credit Agreement.

15. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, any cash held by Lender as pledged Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the pledged Collateral pursuant to the exercise by Lender of its remedies as a secured creditor as provided in the Credit Agreement shall be applied as payment to the Guaranteed Indebtedness.

16. Loan Documents. This Guarantee is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof. If the Guarantor breaches or fails to perform any of its covenants or agreements contained herein or if any representation or warranty of the Guarantor contained herein shall be incorrect when made in any material respect, an event of default shall occur hereunder, which shall, subject to all applicable cure periods, constitute an Event of Default under the Credit Agreement.

17. No Duties Owed by Lender. The Guarantor acknowledges and agrees that the Lender (i) has not made any representations or warranties with respect to, (ii) does not assume any responsibility to the Guarantor for, and (iii) has no duty to provide information to the Guarantor regarding, the enforceability of any of the Guaranteed Indebtedness or the financial condition of the Borrower or the Guarantor. The Guarantor has independently determined the creditworthiness of the Borrower and the enforceability of the Guaranteed Indebtedness and until the Guaranteed Indebtedness is paid in full will independently and without reliance on the Lender continue to make such determinations.

18. Miscellaneous. This Guarantee shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender, shall be binding upon the Guarantor and the successors and assigns of the Guarantor and shall inure to the benefit of the Lender and its participants, successors and assigns. Any invalidity or unenforceability of any provision or application of this Guarantee shall not affect other lawful provisions and application thereof, and to this end the provisions of this Guarantee are declared to be severable. This Guarantee may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by the Guarantor and the Lender. This Guarantee may not be assigned by the Guarantor without Lender’s prior written consent. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. This Guarantee shall be governed by and construed in accordance with the laws of the State of Minnesota. The Guarantor hereby (i) consents to the personal jurisdiction of the courts of the Province of Ontario in connection with any controversy related to this Guarantee; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Guarantor in connection with this Guarantee may be venued in courts located in Toronto, Ontario; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19. Waiver of Jury Trial. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS GUARANTY.

20. Taxes and Withholdings. Any and all payments by or on account of any obligation of the Guarantor made pursuant to, in respect of or in connection with the Guarantee shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Guarantor shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Guarantor in connection with the Guarantee (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this provision) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantor by the Lender shall be conclusive absent manifest error. Within 45 days after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

For the purposes of provisions above in this paragraph 20, the following definitions are applicable:

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Guarantor, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or Canada or any taxing authority thereof or therein, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, (b) any branch profits taxes imposed by the United States of America or Canada or any similar tax imposed by any other jurisdiction described in clause (a) above.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (in each case, other than Excluded Taxes) arising from any payment made under the Guarantee from the execution, delivery or enforcement of, or otherwise with respect to, the Guarantee.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

21. Judgment Currency. (a) If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due under this Guarantee in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section being hereinafter referred to as the “Judgment Conversion Date”).

If, in the case of any proceeding in the court of any jurisdiction referred to in Section (a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Guarantor under this Section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

The term “rate of exchange” in this Section means the rate of exchange at which the Lender, on the relevant date at or about 1:00 p.m. (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its authorized officer as of the date first written above.

DELPHAX TECHNOLOGIES INC.

By:	/s/ Gregory S. Furness
Name:	Gregory S. Furness
Title:	Chief Financial Officer